UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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THE WASHTENAW GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Washtenaw Group, Inc.

3767 Ranchero Drive      Ann Arbor, MI 48108
(800) 242-6698                Fax (734) 662-3630

March 25, 2005

Dear Stockholder:

We invite you to attend our annual meeting of the stockholders of The Washtenaw Group, Inc., which will be held on Thursday, April 28, 2005, at 3:00 p.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, members of management will also report on our operations and other matters affecting The Washtenaw Group, Inc. Our directors and officers, as well as a representative of our independent registered public accounting firm, Crowe Chizek and Company LLC, are expected to be present to respond to any questions that shareholders may have.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. This will not prevent you from attending the meeting and voting in person, but will assure that your vote is counted if you are unable to attend the meeting. YOUR VOTE IS VERY IMPORTANT.

Refreshments will be available prior to the Meeting, during which time the members of the Board of Directors hope to visit with you personally.

Sincerely,

Charles C. Huffman
President and Chief Executive Officer

THE WASHTENAW GROUP, INC.
3767 RANCHERO ROAD
ANN ARBOR, MICHIGAN 48108
(800) 765-5562

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2005

To our shareholders:

The Annual Meeting of Shareholders of The Washtenaw Group, Inc. will be held on Thursday, April 28, 2005, at 3:00 p.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan.

At our meeting, we will ask you to act on the following matters:

1.     Election of Directors.   Elect three persons to the Board of Directors to serve for a term of three years. Timothy J. Ryan, S. Lynn Stokes and Raleigh E. Allen are the nominees.

2.     Ratification of Appointment of Independent Registered Public Accounting Firm.   Ratify the appointment of Crowe Chizek and Company, LLC as independent registered public accounting firm for the year ending December 31, 2005.

If you sign the proxy card enclosed, you also permit the proxy holder to vote, in their discretion, upon other matters that may come before the annual meeting. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the annual meeting.

If you were a shareholder of record at the close of business on March 10, 2005, you may vote at the meeting or at any postponement or adjournment of the meeting.

It is important that all shareholders vote. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person. Any proxy given may be revoked by you in writing or in person at any time prior to its exercise.

By Order of the Board of Directors

Raleigh E. Allen, Jr.
Secretary
Dated: March 25, 2005
Ann Arbor, Michigan

PROXY STATEMENT
FOR
THE WASHTENAW GROUP, INC.
3767 RANCHERO DRIVE
ANN ARBOR, MICHIGAN 48108
(800) 765-5562

This proxy statement contains information about the annual meeting of shareholders of The Washtenaw Group, Inc. (the “Company”) to be held on Thursday, April 28, 2005, at 3:00 p.m. local time at the Travis Pointe Country Club, 2829 Travis Pointe Road, Ann Arbor, Michigan and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this Proxy Statement and the enclosed proxy card because you were a shareholder of The Washtenaw Group, Inc. on March 10, 2005. Our Board of Directors chose this day as the record date for shareholders entitled to vote at the Annual Meeting of Shareholders. The Board of Directors is soliciting your vote at the Annual Meeting of Shareholders.

This Proxy Statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement, Notice of Annual Meeting and the enclosed proxy card on or about March 28, 2005 to all shareholders entitled to vote. On the record date, there were 4,488,351 shares of our common stock issued and outstanding. The common stock is our only class of stock outstanding. We are also sending our Annual Report/Form 10-K for the fiscal year ended December 31, 2004 along with this Proxy Statement. The Annual Report/Form 10-K is not to be deemed a part of the material for the solicitation of proxies.

How do I vote by proxy?

You vote your proxy by completing the proxy card enclosed in accordance with its instructions, signing and dating the proxy and returning it in the postage-paid envelope. You may also just sign and date your proxy card and return it. Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•       “FOR” the election of all three nominees for director, and

•       “FOR” ratification of the appointment of Crowe Chizek and Company LLC as independent registered public accounting firm for the year ending December 31, 2005.

In addition, the proxy card confers authority on the proxy named in the proxy card to vote with respect to:

1.                The election of any person as a director should the nominee be unable to serve, or for good cause, will not serve,

2.                Other proposals for which management did not have notice at least 45 days prior to the date on which we mailed our notice of annual meeting for the prior year’s annual meeting of stockholders, and

3.                Matters incidental to the conduct of the meeting.

On these other matters, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this Proxy Statement was mailed, we knew of no matters that needed to be acted upon at the meeting, other than those discussed in this Proxy Statement.

How many votes do I have?

The number of votes you have is dependent on the number of shares of common stock you own. Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request. Attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote in person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you were the beneficial owner of the shares on March 10, 2005, the record date for voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies that are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required for each proposal?

The three nominees for director who receive the most “FOR” votes will be elected. So, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

In order to ratify the selection of the independent registered public accounting firm, the accountants must receive the affirmative vote of a majority of the votes represented and voting at the meeting. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

In order to approve any other matters that may properly come before the meeting, generally, a majority of those votes cast by stockholders shall be sufficient to pass on the matter. However, there may be occasions where a greater vote is required by law, or by our Certificate of Incorporation or Bylaws.

Who will bear the costs of solicitation of proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.

STOCK OWNERSHIP

Who are the largest owners of The Washtenaw Group’s common stock?

Persons and groups owning in excess of 5% of the common stock are required to file reports with the Securities and Exchange Commission regarding their ownership pursuant to the Securities Exchange Act of 1934. Except as set forth in the following tables, we know of no person or entity, including any group of persons, who or which is the beneficial owner of more than 5% of the outstanding shares of common stock on the record date. “Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own common stock not only if you hold it directly, but also if you hold it indirectly or, through a relationship, contract, or understanding, have, or share, the power to vote the stock, to sell it, or you have the right to acquire it within 60 days of the record date.

How much stock do The Washtenaw Group’s directors and officers own?

The following table shows the beneficial ownership of the Company’s common stock as of March 10, 2005 by (i) our President and Chief Executive Officer; (ii) our three most highly compensated executive officers in 2004; (iii) each director and nominee for director; and (iv) by all directors and executive officers as a group.

Name of Individual	Direct Ownership of The Washtenaw Group(1)		Stock Options Exercisable Within 60 Days	Percent of Total(2)
Nominees for Director:
Raleigh E Allen, Jr.	687		—	0.02
Timothy J. Ryan	1,000		—	0.02
S. Lynn Stokes	—		—	—
Directors Continuing in Office:
Robert C. Huffman	298,992	(3)	—	6.66
Charles C. Huffman	1,973,550	(4)	—	43.97
Howard M. Nathan	385		—	0.01
Scott D. Miller	—		—	—
All directors and executive officers as a group (7 persons)	2,274,614	(5)	—	50.68%

(1)          Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust, and other forms of indirect ownership, over which shares the named individual effectively exercises sole voting and investment power with respect to the indicated shares.

(2)          Based on number of shares outstanding at December 31, 2004.

(3)          Includes 238,960 shares of common stock held in a trust for his benefit.

(4)          Includes 9,900 shares of common stock owned by the spouse of Mr. Huffman for which Mr. Huffman disclaims beneficial ownership. Excludes 406,136 shares of common stock that are held a trust for the benefit of his two adult children for which Mr. Huffman disclaims beneficial ownership. 238,960 shares of common stock held in these trusts are included in Robert C. Huffman’s total and 167,176 for the benefit of his daughter, Jennifer Goldstein, are not included in the table above.

(5)          Excludes 167,176 shares of common stock that are held in a trust for the benefit of his adult daughter, Jennifer Goldstein, not employed by the Company for which Mr. Huffman disclaims beneficial ownership.

PRINCIPAL SHAREHOLDERS

The following table presents information known to the Company regarding the beneficial ownership of Common Stock as of March 10, 2005 by each person believed to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Charles C. Huffman	1,973,550	(1)	43.97%
3767 Ranchero Drive
Ann Arbor, MI 48108
Robert C. Huffman	298,992	(2)	6.66%
3767 Ranchero Drive
Ann Arbor, MI 48108

(1)          Includes 9,900 shares of common stock owned by the spouse of Mr. Huffman for which Mr. Huffman disclaims beneficial ownership. Excludes 406,136 shares of common stock that are held a trust for the benefit of his two adult children for which Mr. Huffman disclaims beneficial ownership. 238,960 shares of common stock held in these trusts are included in Robert C. Huffman’s total and 167,176 for the benefit of his daughter, Jennifer Goldstein, are not included in the table above.

(2)          Includes 238,960 shares of common stock held in a trust for his benefit.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:  Election of Directors

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, DIRECTORS CONTINUING IN OFFICE, AND EXECUTIVE OFFICERS

General.   Our Board of Directors consists of seven members, divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until there successors are elected and qualified. One class is elected annually. We have nominated three directors for election at the annual meeting, which is the number of directorships fixed for the election of directors. We will nominate the persons named below, all of whom are present members of the Board of Directors of the Company, for election to serve until the annual meeting of shareholders for the year ended December 31, 2007. The Board will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board.

The Nominees.   The directors standing for reelection are:

Name of Individual	Age(1)	Principal Occupation for Last Five Years
Raleigh E. Allen, Jr.	63

Raleigh E. Allen, Jr.has been a director of The Washtenaw Group since August 2003, and a director of Pelican Financial since March 1999, a company related by common ownership. Mr. Allen has been employed by Ross Mortgage Corporation as a Vice President since April 1999. Mr. Allen was employed by the Mortgage Guaranty Insurance Corporation from 1973 until December 1998, most recently serving as an Account Manager for Eastern Michigan.

Timothy J. Ryan	54

Timothy J. Ryan has been a director of The Washtenaw Group since August 2003, and a director of Pelican Financial since October 2000, a company related by common ownership. Mr. Ryan has been a consultant to the mortgage industry since July 2000. From January 1983 to June 2000 Mr. Ryan was employed by Fannie Mae, most recently as Vice President—Technology Marketing.

S. Lynn Stokes	58

S. Lynn Stokes has been a director of The Washtenaw Group since August 2003, and a director of Pelican Financial since July 1999, a company related by common ownership. Consultant to the financial institution industry since 1986 from his office in Sun Center City, Florida.

(1)          As of December 31, 2004.

Directors Continuing in Office.   The directors continuing in office, whose terms expire at the 2007 Annual Meeting of shareholders, are:

Name of Individual	Age(1)	Principal Occupation for Last Five Years
Robert Charles Huffman	34

Robert Charles Huffman has been a director of The Washtenaw Group since August 2003. President of Washtenaw Mortgage Company since January 2001, and a director of Pelican Financial since January 2001, a company related by common ownership. Mr. Huffman has held various management-level positions with Washtenaw since 1993, including Vice President of Secondary Marketing since 1999 and Vice President of Servicing, Information Technology and Retail Lending since 1999. Mr. Huffman served on Fannie Mae’s Secondary Marketing Advisory Council from 1996 to 1998. He is the son of Charles C. Huffman.

Howard M. Nathan	35

Howard M. Nathan has been a director of The Washtenaw Group since August 2003 and Vice President and Chief Financial Officer of Washtenaw Mortgage since April 2000. He has also served as a director of Pelican Financial since April 2000, a company related by common ownership. Previously, he served as Controller of Washtenaw Mortgage from December 1999 to March 2000. Prior to joining Washtenaw Mortgage, Mr. Nathan worked as Controller of Adval Communications from April 1999 to November 1999. Adval Communications was in the broadcast messaging industry. Mr. Nathan also worked as a Senior Auditor at Arthur Andersen from December 1998 to March 1999 as Senior Auditor and in the same capacity at Grant Thornton, LLP from September 1996 to November 1998. He also worked at Republic Bancorp Mortgage from December 1992 to August 1996 in various positions including Controller.

Scott Miller	34

Scott Miller has been a director of The Washtenaw Group since August 2003, and a director of Pelican Financial since April 2003, a company related by common ownership. Mr. Miller has been employed as a senior equity analyst at United Capital Management in Denver, CO. since June 1999. Prior to that he was employed as an associate at TWM, Ltd in Chicago, IL. Mr. Miller is a member of the Denver Society of Securities Analysts.

The directors continuing in office, whose terms expire at the 2006 Annual Meeting of shareholders, are:

Name of Individual	Age(1)	Principal Occupation for Last Five Years
Charles C. Huffman	61

Chief Executive Officer and Chairman of the Board of The Washtenaw Group, Inc. since August 2003. Chief Executive Officer and Chairman of the Board of Pelican Financial and Pelican National Bank since March 1997, a company related by common ownership. Chairman of the Board of Washtenaw Mortgage Company since founding in 1981.

(1)          As of December 31, 2004.

The Board of Directors and Committees.   Our Board of Directors generally plans to meet on a quarterly basis, or as needed. During the year ended December 31, 2004, our Board of Directors met six times. No director attended fewer than 75% in the aggregate of (a) the total number of board meetings held while the director was a member during the year ended December 31, 2004 and (b) the total number of meetings held by committees on which the director served during the year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of the independent directors of the Board of Directors, who are as follows: S. Lynn Stokes, Chairman, Raleigh E. Allen, Jr., Timothy J. Ryan and Scott D. Miller. The Nominating and Corporate Governance Committee met one time during 2004.

The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Committee Charter requires that the Committee consist of no fewer than three board members who satisfy the “independence” requirements of the American Stock Exchange (the “Amex”). Each member of the Committee meets these requirements. A current copy of the Nominating and Corporate Governance Committee Charter is available to security holders on the Company’s website at www.thewashtenawgroup.com.

The Nominating and Corporate Governance Committee will consider nominees for our board of directors recommended by shareholders. Notice of proposed shareholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is a beneficial or record owner of The Washtenaw Group, Inc. common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should:

•       be an individual of high character and integrity;

•       be accomplished in his or her respective field, with superior credentials and recognition;

•       have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•       have sufficient time available to devote to the affairs of The Washtenaw Group;

•       represent the long-term interest of our shareholders as a whole; and

•       be selected such that the board of directors represents a diversity of background and experience.

Qualified candidates for membership on the board of directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the board, and recommend the slate of directors to be nominated for election at the annual meeting of shareholders. The Washtenaw Group, Inc. does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Compensation Committee

All independent members of the Board of Directors of The Washtenaw Group act as the Compensation Committee to determine the compensation packages for employee members of the Board of Directors. The independent directors that comprise The Washtenaw Group’s Board of Directors are as follows: S. Lynn Stokes, Chairman, Raleigh E. Allen, Jr., Timothy J. Ryan and Scott D. Miller. The Washtenaw Group’s Compensation Committee met one time in 2004.

Washtenaw Mortgage Company’s full Board of Directors acts as the compensation committee for Washtenaw Mortgage. Washtenaw Mortgage’s Board met one time in this capacity during 2004 to examine the performance and approve the compensation of the officers. Employee members of the Boards of Directors did not participate in the consideration of their own compensation.

Audit Committee

Our Audit Committee consists of directors S. Lynn Stokes, Chairman, Raleigh E. Allen, Jr., Timothy J. Ryan and Scott D. Miller. As of the date of this Proxy Statement, each of the Committee members is an “independent” director as defined under the rules of the Amex and the applicable SEC rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors of the Company, a copy of which is attached as Exhibit A to this Proxy Statement. S. Lynn Stokes serves as the Audit Committee’s “financial expert, as such term is defined by applicable federal securities laws. The Audit Committee met six times in 2004.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004 with the Company’s management. The Audit Committee has discussed with Crowe Chizek and Company LLC (“Crowe Chizek”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Crowe Chizek the independence of Crowe Chizek. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Code of Business Conduct and Ethics

The Washtenaw Group has adopted a written Code of Business Conduct and Ethics that will apply to the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Business Conduct and Ethics is available on the Company’s Internet website at www.thewashtenawgroup.com.

Recommendation.   The Board recommends a vote “FOR” all three nominees for director.

Proposal 2:  Ratification of appointment of independent registered public accounting firm.

We have appointed Crowe Chizek and Company LLC as independent registered public accounting firm for the year ending December 31, 2005. If you do not ratify the selection of independent accountants, the Audit Committee and the Board will reconsider the appointment. However, even if you ratify the selection, the Board may still appoint a new independent registered public accounting firm at any time during the year if it believes that a change would be in our best interests and the best interest of our shareholders.

Recommendation.   The Board of Directors recommends a vote “FOR” the ratification of the selection of Crowe Chizek and Company LLC as The Washtenaw Group’s independent registered public accounting firm for the year ending December 31, 2005.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

How do we compensate directors?

Non-employee directors of the Company receive $600 per meeting of the Board of Directors attended. Additionally, each non-employee member of a committee of the Board of Directors of the Company receives a fee of $100 per committee meeting. Non-employee directors also receive a $2,000 annual retainer fee and the Chairman of the Audit Committee receives a $5,000 retainer fee. We paid a total of $21,400 in the year ended December 31, 2004 as directors’ fees. Directors are also eligible to receive stock options and stock appreciation rights pursuant to The Washtenaw Group’s stock option and incentive plan. See “—Stock Option and Incentive Plan.”

How do we compensate executive officers?

Summary of Cash and Certain Other Compensation.   The Washtenaw Group’s executive officers receive no direct compensation from The Washtenaw Group. All compensation paid to our officers and employees is paid by Washtenaw Mortgage. In addition, Washtenaw Mortgage provides reimbursable services to Pelican Financial, Inc. and its subsidiary, Pelican National Bank, pursuant to a Transition Services Agreement (the “TSA”) entered into at the time of the spin-off of The Washtenaw Group, Inc. (and its wholly owned subsidiary, Washtenaw Mortgage) from Pelican Financial. During 2004, the total reimbursement paid by Pelican Financial, Inc. to The Washtenaw Group, Inc. under the terms of the TSA was $151,717. This included $44,180 and $34,363 for the services of Howard Nathan and Charles Huffman, respectively. These amounts were not paid to Mr. Huffman and Mr. Nathan.

The following table contains information on the cash and non-cash compensation awarded to or earned by our Chief Executive Officer and each executive officer of the Company and its subsidiary, Washtenaw Mortgage Company, that earned a salary and bonus in excess of $100,000 during the fiscal years ended December 31, 2004, 2003, and 2002. No other executive officer of the Company, or person performing a similar policy making function for us had a salary and bonus in excess of $100,000 during these same periods for services rendered in all capacities to the Company.

		Annual Compensation			Long Term Compensation
Name and principal position	Period Ended	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options (#)	All other Compensation
Charles C. Huffman	12/31/04	$260,000	$0	$0	0	$3,075	(2)
Chief Executive Officer and	12/31/03	$260,000	$991,871	$0	0	$3,075	(2)
Chairman of the Board of The	12/31/02	$247,000	$392,479	$0	0	$3,000	(2)
Washtenaw Group; Chairman
of the Board of Washtenaw
Mortgage
Howard M. Nathan	12/31/04	$148,500	$0	$0	0	$3,275	(3)
Chief Financial Officer of The	12/31/03	$148,500	$396,748	$0	0	$3,275	(3)
Washtenaw Group and	12/31/02	$135,000	$156,992	$0	0	$3,100	(4)
Washtenaw Mortgage
Robert C. Huffman	12/31/04	$225,000	$0	$0	0	$3,075	(5)
Director of The Washtenaw	12/31/03	$225,000	$1,432,702	$0	0	$3,075	(5)
Group; President of	12/31/02	$159,500	$566,915	$0	0	$3,000	(5)
Washtenaw Mortgage

(1)    For the years December 31, 2004, 2003 and 2002, there were no:

a.      perquisites over the lesser of $50,000 or 10% of any of the above named executive officers’ total salary and bonus;

b.      payments of above-market preferential earnings on deferred compensation;

c.      tax payment reimbursements; or

d.     preferential discounts on stock.

(2)    Represents amounts contributed to The Washtenaw Group’s 401(k) plan for the account of Mr. Huffman.

(3)    Represents $3,075 contributed to The Washtenaw Group’s 401(k) plan for the account of Mr. Nathan and a $200 payment of a wellness allowance.

(4)    Represents $3,000 contributed to The Washtenaw Group’s 401(k) plan for the account of Mr. Nathan and a $100 payment of a wellness allowance.

(5)    Represents amounts contributed to The Washtenaw Group’s 401(k) plan for the account of Mr. Huffman.

What other benefits do Directors and Executive Officers receive?

401(k) Savings Plan.   We sponsor a tax-qualified defined contribution savings plan (commonly known as a 401(k) Plan) for the benefit of our employees. Employees become eligible to participate in the 401(k) Plan after reaching age 21 and completing one year (including 1,000 hours) of service. Pursuant to the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (i.e., $13,000 in calendar year 2004). We match 50% of the employee contributions up to 3.0% of the participant’s contribution. Matching contributions vest over a six-year period beginning after the second year at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. We may make additional contributions but are not obligated to do so.

Employee contributions are immediately vested. The amount contributed by The Washtenaw Group to each of the employees named in the Summary Compensation Table is shown in the “All Other Compensation” column of such table.

Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age pursuant to the 401(k) Plan is age 65. Additionally, funds in the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines, which comply with those specified by the Internal Revenue Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974 (otherwise known as “ERISA”), and the requirements of Section 401(a) of the Internal Revenue Code. For the years ended December 31, 2004, 2003 and 2002 we incurred expenses of approximately $90,300, $112,500, and $91,800, respectively relating to the 401(k) Plan.

Stock Option and Incentive Plan.

Our Board of Directors and the Board of Directors of Pelican Financial, Inc., as the sole shareholder of The Washtenaw Group, Inc., adopted the 2003 Stock Option and Incentive Plan upon the organization of The Washtenaw Group, Inc. and 440,000 shares of common stock were reserved for issuance by us to be issued upon the exercise of stock options to be granted to our officers, directors, and employees and the officers, directors, and employees of Washtenaw Mortgage from time to time pursuant to the option plan. The purpose of the option plan is to provide additional performance and retention incentives to officers, directors, and employees by facilitating their purchase of a stock interest in us. The option plan provides for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors of The Washtenaw Group, Inc. pursuant to the option plan. The options vest over a period determined by the option plan committee. Options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance.

We receive no monetary consideration for the granting of stock options pursuant to the option plan, however, we receive the option price for each share issued to optionees upon the exercise of the options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares we purchase in the open market, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to our equity.

Due to the spin-off of The Washtenaw Group, Inc., all the issued stock options of Pelican Financial, Inc. to employees of Washtenaw Mortgage, were forfeited and replaced with new options in The Washtenaw Group at new strike prices. As of December 31, 2004, 17,820 stock options were issued and outstanding.

The following table contains information on (a) the number of shares acquired by any of the named persons upon exercise of stock options during the year ended December 31, 2004, (b) the value realized through the exercise of any options, and (c) the number of unexercised options held by the person, including both those which are presently exercisable and those which are not presently exercisable as of the December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year
And FY-End Option Values

	Shares acquired	Value	Number of unexercised options		Value of unexercised in-the-money options
Name	on exercise	realized	exercisable/unexercisable		exercisable/unexercisable
Charles C. Huffman	0	0	0	0	$0	$0
Robert C. Huffman	0	0	0	0	0	0
Howard M. Nathan	0	0	0	0	0	0

COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS

What is our philosophy on executive compensation?

The Washtenaw Group does not have any employees. Compensation decisions are made by the Board of Directors of the Company’s subsidiary, Washtenaw Mortgage. Executive officers that also sit on the Board of Directors with responsibility for determining their salaries do not participate in their own compensation decisions. The Washtenaw Group also provides certain services of its Chief Executive Officer and Chief Financial Officer to Pelican Financial and Pelican National pursuant to the TSA and is reimbursed annually for the provision of such services.

As an organization, we have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. Our compensation practices encourage and motivate these individuals to achieve superior performance. This underlying philosophy pertains specifically to executive compensation, as well as employee compensation at all other levels throughout the organization.

There are three principal components of the executive compensation program: base salary compensation; bonus compensation (performance compensation); and incentive compensation.

Base Salary.   For 2004, we determined the base salary compensation for each of the executive officers of Washtenaw Mortgage. We first established a range of base salary compensation for each executive. The salary range is based on compensation committee recommendations and other salary information and considerations for people in comparable positions with comparable sized companies within the wholesale mortgage sector for Washtenaw Mortgage. Washtenaw Mortgage’s attempt to compensate its executives by paying base salary equivalent to the average of the peer group. This reflects our desire to pay a base salary that is competitive with our peers while at the same time aligning the compensation structure of the Company with the interests of shareholders by providing the executive officers with a bonus tied to performance.

We predicate the base salary on the executive’s ability, experience, past and potential performance and contribution to The Washtenaw Group, Inc. and Washtenaw Mortgage, as appropriate. Furthermore, we seek to establish the base salary so that we will have the ability to increase these base salaries within the salary ranges in future years based on the executive’s performance. The full Board of Directors of Washtenaw Mortgage approved the actual base salary for each executive officer.

We will evaluate and adjust the range of each executive’s base salary, if appropriate, in subsequent years, based on future salary surveys, comparable salary information and other considerations. Base salary adjustments for each executive will be predicated primarily on performance and the executive’s position in the base salary range. We conduct performance evaluations at least annually. We base the evaluations on results achieved. These results are measured against specific performance standards established at the beginning or during the course of the year.

Bonus.   Washtenaw Mortgage establishes a bonus pool for officers and managers representing twenty five percent of pre-tax earnings. Seventy five percent of the bonus pool established is paid quarterly for the first three quarters of the year while the remaining twenty five percent is reserved in the event of future losses. At year-end, any losses incurred in quarters subsequent to the payment of the initial seventy five percent reduce the payout of the reserve. The remaining twenty five percent and the fourth quarter bonus pool is paid in the first quarter of the subsequent year. The Boards of Directors of Washtenaw Mortgage and the Compensation Committee of The Washtenaw Group, Inc. also can approve discretionary bonuses. Executive officers do not participate in their own bonus decisions.

Incentive Compensation.   We have two compensation plans that provide long-term incentives for our executive officers. They are the stock option and incentive plan and the 401(k) Plan.

The stock option plan aligns the interests of key employees, including the executive officers, with those of our shareholders. We provide these employees with an incentive to achieve superior performance by granting them long-term options to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant. The Compensation Committee administers the stock option plan. The Compensation Committee has the authority to select the key employees eligible for the stock options and the number of options they will receive. The members of the Compensation Committee do not utilize any performance goals in determining the number of options to be granted, nor do they consider the number of options previously granted to an executive officer. Rather, the members base the award of stock options on their own analysis of that employee’s contribution to The Washtenaw Group, including an assessment of the employee’s responsibilities, as well as the employee’s commitment to our future. In 2004, the Compensation Committee awarded no stock options to the executive officers in the “Director and Executive Officer Compensation” table. Following the spin-off of The Washtenaw Group, employees and non-employee directors of Washtenaw Mortgage Company that held options to purchase common stock of Pelican Financial prior to the spin-off surrendered such options in exchange for options to purchase stock of The Washtenaw Group.

The 401(k) Plan primarily provides retirement benefits to all eligible employees, including the executive officers. A summary description of the 401(k) Plan is set forth above under “Director and Executive Officer Compensation.”

Executive Change in Control Agreements.   The Washtenaw Group, Inc. has entered into Executive Change in Control Agreements with Mr. Howard M. Nathan and Mr. Robert C. Huffman. The agreements provide that they shall be employed for a period of one year, and that the agreements shall automatically renew (and their employment shall automatically be extended) for one-year terms unless terminated pursuant to the terms of the agreements.

The agreements provide for base salaries at the annual rates of $135,000 for Mr. Nathan and $159,500 for Mr. Huffman, subject to such upward adjustments as may be deemed appropriate by the Board of Directors of the Company. Under the agreements, Mr. Nathan and Mr. Huffman are also entitled to participate in all benefit plans made available to the Company’s senior management personnel, including pension, profit sharing and other similar incentive and benefit plans of the Company. In addition, Mr. Mr. Nathan and Mr. Huffman are eligible to receive annual cash bonus awards based on the Company’s overall performance, as determined by the Company’s compensation committee, and are entitled to reimbursement by the Company for all reasonable, ordinary and necessary business or entertainment expenses incurred in the performance of their duties under the agreements.

In general, upon termination of their employment, Mr. Nathan and Mr. Huffman are entitled to receive an amount equal to the sum of (a) their base salary for a one-year period, (b) accrued vacation, (c) reimbursable business expenses, and (d) the maximum annual bonus to which they would have been entitled; in addition, they and their families are entitled to coverage under the Company’s group health insurance policies during the severance period at no additional cost to them. However, if their employment is terminated as a result of a change in control of the Company, then they are entitled to receive an amount equal to 2.99 times the average sum of their annual base salary and bonus compensation for the five years preceding termination of their employment. These provisions may tend to discourage a non-negotiated takeover attempt of the Company due to the increased expenses arising out of a change in ownership or control of the Company.

How do we compensate our President and Chief Executive Officer?

Mr. Huffman, the President and Chief Executive Officer of The Washtenaw Group, Inc. and Chairman of the Board of The Washtenaw Group, Inc. and Washtenaw Mortgage Company, received compensation for his services during 2004 based primarily on review of compensation paid for similarly sized companies within the mortgage banking industry directly from Washtenaw Mortgage Company (other than director’s fees).

Report of the Board of Directors on executive compensation not to be incorporated by reference.

This report of the Board of Directors on executive compensation should not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Charles C. Huffman, Director, President, and Chief Executive Officer of The Washtenaw Group, Inc. serves on the Board of Directors of Washtenaw Mortgage. Howard M. Nathan, Vice President and Chief Financial Officer of The Washtenaw Group, Inc. and Washtenaw Mortgage, also serves on the Board of Directors of The Washtenaw Group, Inc. Charles C. Huffman, President of Washtenaw Mortgage, also sits on the Board of Directors of The Washtenaw Group, Inc. Executive officers that also sit on the Board of Directors with responsibility for determining their salaries do not participate in deliberations with regard to their own compensation. None of the members of the Compensation Committee during 2004 were an officer or employee of The Washtenaw Group, Inc. or Washtenaw Mortgage.

PERFORMANCE GRAPH

The following graph compares the percentage change in our cumulative total shareholder return (stock price appreciation plus reinvested dividends) on our common stock with (i) American Stock Exchange Index of US listed companies, (ii) the SNL all mortgage company index. The graph assumes an initial investment of $100 on January 2, 2004, the date our common stock began to be traded on the American Stock Exchange following the first day of trading after the spin-off from Pelican Financial and reinvestment of dividends. The point on the graph represents the performance as of the last business day of the quarter. The graph is not necessarily indicative of future price performance.

	Period Ending
Index	01/02/04	03/31/04	06/30/04	09/30/04	12/31/04
Washtenaw Group, Inc.	100.00	101.83	66.56	47.09	25.13
AMEX Composite	100.00	108.11	107.92	110.74	125.34
SNL All Mortgage Companies Index	100.00	115.01	118.31	132.41	128.83

Relationship with Independent Registered Public Accounting Firm

Crowe Chizek, who performed audit services for us in 2004, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as independent registered public accounting firm for Washtenaw Mortgage since 1998. Crowe Chizek performed all of its services in 2004 at customary rates and terms. Representatives of Crowe Chizek will be present at the meeting, will be available to respond to your appropriate questions and will be able to make such statements as they desire.

Audit Fees.   The aggregate fees billed by Crowe Chizek for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and

December 31, 2003 and the review of the financial statements included in the Company’s Forms 10-Q for fiscal years 2004 and 2003 totaled $89,250 and $69,500, respectively.

Audit-Related Fees.   There were no fees billed by Crowe Chizek for services that are reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 and that are not disclosed in the paragraph captioned “Audit Fees”.

Tax Fees.   The aggregate fees billed by Crowe Chizek for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and December 31, 2003 were $28,670 and $19,070, respectively. Tax fees include preparation of federal and state tax returns and assistance with various tax compliance matters.

All Other Fees.   The aggregate fees billed by Crowe Chizek for products and services, other than the services described in the paragraphs “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for the fiscal years ended December 31, 2004 and December 31, 2003 were $20,430 and $750, respectively. “All other fees” include assistance with evaluating the implementation of mortgage servicing rights hedge accounting and the purchase of a software package to assist in the implementation of Sarbanes-Oxley section 404 compliance.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and permissible non-audit services provided by Crowe Chizek in fiscal year 2004.

The Audit Committee reviews summaries of the services provided by Crowe Chizek and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Chizek.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a policy that all transactions between The Washtenaw Group, Inc. and our officers, directors, and shareholders owning 5% or more of the common stock will be made on terms no less favorable than could be obtained from third parties.

Washtenaw Mortgage, like many institutions, has adopted a policy regarding the making of loans to officers and directors. The policy provides that these loans:

•       will be made in the ordinary course of business,

•       Will be made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with Washtenaw Mortgage’s other customers, and

•       Will not involve more than the normal risk of collectibility or present other unfavorable features.

All loans by Washtenaw Mortgage to its directors and executive officers are required to comply with regulations restricting loans and other transactions with affiliated persons of Washtenaw Mortgage.

Washtenaw Mortgage has adopted a policy giving all employees, including officers and directors, discounts on mortgage loans. Washtenaw Mortgage makes these loans on terms that yield no profit or loss to Washtenaw Mortgage upon the sale of the loan to the secondary market. The following table contains information regarding the indebtedness of executive officers, directors, and members of the immediate family of an executive officer or director of The Washtenaw Group, Inc. who are or were indebted to Washtenaw Mortgage at any time since January 1, 2004 in an amount in excess of $60,000.

The information below includes amounts originated before December 31, 2004.

Name and Position	Date of Loan	Type of Loan	Largest Amount Outstanding Since January 1, 2004	Balance at December 31, 2004	Interest Rate
Robert C. Huffman Director of The Washtenaw Group, Inc.; President of Washtenaw Mortgage	3-23-2004	Mortgage	$200,950	$—	5.25%
Charles C. Huffman Chief Executive Officer and Chairman of the Board of The Washtenaw Group, Inc.; Chairman of the board of Washtenaw Mortgage	2-23-2004	Mortgage	$294,650	$—	3.50%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. The Securities and Exchange Commission requires executive officers, directors and greater than ten-percent shareholders to furnish to us copies of all forms they file pursuant to this requirement.

ANNUAL REPORT AND FORM 10-K

We distribute our Annual Report, which includes our Form 10-K for the year ended December 31, 2004, to our shareholders with this Proxy Statement. The Annual Report to Stockholders is not treated as a part of the proxy solicitation material or as having been incorporated in this Proxy Statement by reference. Our Form 10-K contains our consolidated financial statements and the report thereon of Crowe Chizek, our independent registered public accounting firm.

Upon written request of any person entitled to vote at the meeting, addressed to the Secretary of The Washtenaw Group, Inc., at 3767 Ranchero Drive, Ann Arbor, Michigan 48108, we will provide, without charge, an individual copy of our Annual Report, which includes our Form 10-K, without exhibits, including the financial statements and the schedules filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

PROPOSALS BY SHAREHOLDERS

If you wish to submit a proposal for consideration at the Annual Meeting of Shareholders to be held in 2006, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement and proxy material, our Secretary must receive your proposals no later than November 23, 2005. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal that does not meet the requirements of the Securities and Exchange Commission in effect at the time, including Rule 14a-8.

THE WASHTENAW GROUP, INC.

Charles C. Huffman
President and Chief Executive Officer
Dated: March 25, 2005 Ann Arbor, Michigan

Exhibit A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF THE WASHTENAW GROUP, INC.

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•       Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•       Review and appraise the audit efforts of the Corporation’s independent auditors, contract internal auditor(s), and other professionals hired by the Corporation upon the recommendation of the Committee.

•       Provide an open avenue of communication among the independent auditors, financial and senior management, the contract internal auditor(s), compliance officer(s) and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For this purpose, the Board has adopted the American Stock Exchange’s definition of what constitutes an independent director and will update that definition from time to time as may become necessary.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Committee shall be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. A director who qualifies as an audit committee financial expert under Item 401(h) of Regulation S-K is presumed to qualify as financially sophisticated. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until there successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, those involved in the Corporation’s internal auditing and compliance activities and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. When necessary these meetings may be conducted by conference call.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties that Audit Committee shall:

Documents/Reports Review

1.     Review and update this Charter periodically, at least annually, as conditions dictate.

2.     Review the Corporation’s annual financial statements and any related reports of other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

3.     Review the regular internal reports to management prepared by the Corporation’s contract internal auditor(s) or compliance officer(s) and management’s response.

Independent Auditors

4.     Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors.

5.     On an annual basis, the Committee should obtain from the outside auditors a formal written statement, consistent with ISB Standard No. 1, delineating all relationships between the auditor and the Corporation. In addition, the audit committee should actively engage the independent auditors in a dialogue with respect to any relationships or services disclosed by this process that might impact the objectivity and independence of the auditor. Where necessary the Committee will take, or recommend that the full board take, any appropriate action, which may be necessary to insure the independence of the outside auditor.

6.     Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

7.     Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

Contract Internal Auditor(s) and Other Professionals

8.     Recommend to the Board of Directors the selection of the contract internal auditor(s), and any other professionals that the Committee deems necessary and appropriate to carry out the functions of the Committee, and approve the fees and other compensation to be paid to the contract internal auditor(s) and such professionals.

9.     Review the activities and qualifications of the contract internal auditor(s) and other professionals hired by the Corporation upon the Committee’s recommendation.

Financial Reporting Processes

10.   In consultation with the independent auditors and the contract internal auditor(s), review the integrity of the Corporation’s financial reporting processes, both internal and external.

11.   Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the contract internal auditor(s).

Process Improvement

12.   Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the contract internal auditor(s) regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

13.   Following completion of the annual audit, review separately with each of management, the independent auditors and the Corporation’s contract internal auditor(s) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

14.   Review any significant disagreement among management and the independent auditors or the contract internal auditor(s) in connection with the preparation of the financial statements.

15.   Review with the independent auditors, the contract internal auditor(s), the compliance officer(s) and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

16.   Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies and any legal matter that could have a significant impact on the Corporation’s financial statements.

17.   Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.